VIPER NETWORKS, INC.
EXHIBIT 23.1

Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 408-2695 t FAX (619) 422-1465
t E-MAIL changgpark@gmail.com t

To Whom It May Concern:

The firm of Chang G. Park, CPA, Certified Public Accountant, consents to the inclusion of our report of March 2, 2007 (amended), on the reviewed condensed consolidated financial statements of Viper Networks, Inc. and Subsidiaries as of September 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park, CPA
_____________________
CHANG G. PARK, CPA

March 5, 2007
Chula Vista, CA 91910